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ENVIRI CORPORATION

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The following is a transcript of the GSC Town Hall meeting held by Enviri Corporation (the “Corporation”) on November 24, 2025 in connection with the proposed sale of the Corporation’s Clean Earth business to Veolia Environnement S.A.

Nicholas F. Grasberger: So good afternoon, good evening to our colleagues and friends at the at the GSC. I’d like to kind of provide some perspective and respond to any questions you may have on our announcement from last week. On Friday, we announced that we are selling our Clean Earth business for $3 billion to a very large, global French company called Veolia. Back in early August, you may recall we announced that we were looking at strategic options to better recognize the value in our share price of each of our businesses, and we certainly felt that while we were trading at $8 or $9 a share, that that did not come close to reflecting the value of Harsco Environmental, Harsco Rail and Clean Earth. So we looked at a number of different options and settled on selling Clean Earth as the best option to most quickly recognize that value; between the announcement in early August and last week, you saw the stock price grow from 8 or $9 up to kind of $13 or $14. And then when we announced the transaction on Friday, you know here we are trading at $18.00. So you know we certainly believe that the transaction is going a long way to recognizing for our shareholders the value of the businesses that that we own.

Nicholas F. Grasberger: The price that we received for Clean Earth is well in excess of what many people thought it was worth. It was a very competitive process, many, many large environmental businesses really wanted to own Clean Earth. It’s a very unique business and so there was a lot of competition for Clean Earth and of course that allowed us to raise kind of our target price throughout the 3 1/2 month process. So we’re very happy with the results. The Clean Earth team, those on the corporate team, I know a few in the GSC just did an absolutely terrific job of creating value and finding a way to capture that value. So what’s going to happen when the transaction closes? So we signed it on Friday. It will likely close and become effective on or around May 1st, roughly. So what’s going to happen is we will receive $3 billion, we will pay off most of our debt and what remains in cash we will distribute to our shareholders. So we announced that we will likely distribute, pick the midpoint of the range $15 to $16.00 per share to our shareholders and then also provide them stock in New Enviri, as we’ll call it. So New Enviri will be a standalone public company traded on the New York Stock Exchange, as we do today. And it will of course have Harsco Environmental, Rail, the corporate team and the GSC supporting those two businesses.

Nicholas F. Grasberger: I think it’s a very good result for our Clean Earth colleagues. Veolia is the largest environmental company in the world, and a very impressive company with operations in over 60 countries focuses on sustainability, whether it’s in wastewater or trash or hazardous waste. It has many, many different activities around the world and I certainly believe that for our Clean Earth colleagues, it’s the best home for them. As I think about all the other companies that wanted to buy Clean Earth and thinking about their profiles and what they could do for our Clean Earth colleagues in terms of professional development and growth, I firmly believe that Veolia is the is the best outcome for our Clean Earth employees. And for those that will continue with New Enviri, we will have a very conservative capital structure; so not all that much debt relative to the size of the company. Many of you know that we’ve been challenged with a heavy debt burden at Enviri for a few years here, the plan had been to sell the Harsco Rail business. It became unsaleable and it began to require cash to support these large contracts. And so even though that cash will flip from an outflow to a significant inflow here in 2027 or 2028, buyers were not interested in in the risk in those contracts. So we had to suspend our process to sell Harsco Rail. That contributed to the large debt burden that Enviri has had over the past two or three years. So a very good outcome I think for everybody, shareholders and employees. Those that have lent us money will be repaid, of course, are quite happy as well. Although it’s in some ways difficult to sell Clean Earth, it’s the right thing to do for our shareholders. As you might imagine, I had many conversations on Friday with shareholders that are very, very happy about this transaction.

Nicholas F. Grasberger: For those of you that have been part of Enviri for a while, you may recall back in 2018, we made a strategic decision to focus our company on providing environmental solutions, and shortly after that decision we sold three industrial companies and bought 2 environmental companies that became Clean Earth. We spent about $1 billion to acquire the Clean Earth businesses, and so to be selling them for $3 billion within five or so years is just a fantastic outcome. The Clean Earth team had to weather a global pandemic. They had to weather extraordinary inflation. They had to weather a very complex and very broad integration of two very different businesses, different cultures, different processes, different IT systems. And so it’s just been nothing short of an amazing success story at Clean Earth.

Nicholas F. Grasberger: During the period that we held Clean Earth, the hazardous waste sector had become a much more valuable sector. So if you consider the multiple of earnings that the price of Clean Earth for us to acquire was at that time, it’s now much, much higher. Not only did our cash earnings improve dramatically in five years, but the relative value of companies in the specialty or hazardous waste sector became more valuable. So just again, a very good outcome and we’ve basically doubled our share price in the last 3 1/2 months as a result of this transaction. And if you consider what I and many others believe to be the true value of New Enviri, even at $18.00, that does not reflect the value of our of our company.I mentioned on Friday that I believe that the value in Enviri is north of $20. Whether we get to that point or not before we close the transaction, of course, I don’t know, but I certainly would expect, given the outlook for New Enviri for the value of Clean Earth plus New Enviri to be north of $20 over time.

Nicholas F. Grasberger: So again, back to New Enviri. Harsco Environmental, a global leader in its industry with the best brand that has been subject to a challenging steel industry the past few years, certainly has a lot of reasons to be optimistic about its future. Harsco Rail also has had a tough couple years operationally with demand and the challenges of these large contracts. Those are all going to flow through the business in the next 12 to 18 months and put Harsco Rail in a much, much better financial position than it has been the last the last two or three years. So a lot of reason to be optimistic. Again, the debt burden is light.

Nicholas F. Grasberger: I’m very happy that Russell Hochman, our General Counsel, was selected to be the new CEO of New Enviri. I’ve had the privilege of running Enviri for the past 11 or so years, and almost all of that time Russell has been at my side as a key leader in this business. When the transaction closes and New Enviri is in effect as a new public company, I will step away from the company and Russell will step into the CEO role. Many of you know Russell or know a lot about Russell. He is an extraordinarily capable executive who has, I’ll say, bandwidth and has made contributions well beyond what a typical chief legal counsel at a corporation would have. He’s very commercially oriented, very operationally oriented, certainly very strategically oriented, was very much a part of the team that decided to move towards the environmental services and acquire Clean Earth and create the value that we have in Clean Earth. So I’m very happy for Russell, very happy for everyone in New Enviri to have Russell as your leader. I will be spending a lot of my time over the next several months supporting the transition to Russell, of course continuing to work with our businesses to create value every day – working with the corporate team and with the GSC. Russell on Friday was appointed the President and Chief Operating Officer of Enviri with responsibility for Harsco Environmental and Harsco Rail, and he’ll report to me in that capacity. Clean Earth will continue to report to me, as will the corporate functions, but of course I will be in every critical meeting with respect to Harsco Environmental and Harsco Rail and working very closely with Christophe and his team and Gary Lada and his team for Harsco Environmental and Harsco Rail. So I congratulate Russell. Again, I think you’re in very, very capable hands with Russell. And of course Russell knows that if there’s anything, I can ever do, post the transition, to support our colleagues at Enviri, I’m standing by to do so. I don’t know if Russell is on the call.

Blake Jones: He was unable to make it, Nick.

Nicholas F. Grasberger: OK. It’s a very busy day, but we have of course other key leaders on the call here at corporate and at the GSC. So as always, I’d just like to pause here and respond to any questions you may have, I mean certainly the plan is for those GSC resources that support Clean Earth to continue to support Clean Earth and those that support the corporate team, Harsco Environmental and Harsco Rail to continue to support those businesses and functions. I think we all recognize the tremendous value that is provided to Enviri by the GSC and so I certainly see that continuing, but happy to take any questions you may have or any comments. I’ve always said that of all the places I visit in the Enviri world, I enjoy India and the GSC the most because typically when I meet with all of you, there are many, many, many questions that are they’re asked. So don’t be shy, please.

Jeetendra Chaware: Good morning, Nick. Jeet here.

Nicholas F. Grasberger: Yeah, hello, Jeet.

Jeetendra Chaware: So I think this on behalf of the GSC colleagues again, this question about suddenly we’ll go through some of the restructuring while we heard you talking about GSC, you will be part of New Enviri, right? So any restructuring towards Harsco Environmental, Harsco Rail or corporate size will have the impact on GSC. How do you look at that?

Nicholas F. Grasberger: Well, I think clearly as it relates to Harsco Environmental and Harsco Rail, as we continue to find ways to be more efficient and effective in those businesses, what the implications are for those at the GSC that support corporate will have to be determined. Of course, you know we will be under Russell’s leadership. Very focused on the corporate team being as efficient as possible and I’d like to think that the GSC plays a role in that as well. But clearly the functional leaders here at corporate, as they have in the past, will need to continue to think about how to best utilize the GSC to create value here.

Jeetendra Chaware: Got it. Thank you, Nick. That that that’s very helpful, yeah.

Nicholas F. Grasberger: Yeah. Thank you.

Blake Jones: Nick, there is a question in the chat here, just commenting on what do you see as the biggest risks during transition and how the GSC can help mitigate those?

Nicholas F. Grasberger: I don’t see a lot of risk in the transition, honestly. You know, obviously we know, I think it will be largely business as usual for Harsco Environmental and for Harsco Rail. They have their strategic plans, they have their initiatives, they’re in the process of executing them. The leadership teams there are stable and highly functioning and very capable. You know, Russell Hochman has been at my side for 11 years and I think is, as I mentioned, very well equipped and positioned to lead this company. There will be some transition at corporate as we need to right size the corporate function for a smaller company, but I don’t see a lot of risk in that. Honestly, I believe that we understand the corporate functions and the needs of Harsco Environmental and Harsco Rail. Our investors and what we need to be a public company here in the US, we understand that very, very well. So I really don’t see much risk in the in the transition. As I mentioned with respect to the GSC, I see the GSC being an important part of that transition as we kind of redefine the corporate team with a mandate of being as efficient and as effective as possible. Again, I think that the GSC needs to be and will be part of those conversations.

Jeffrey Beswick: Nick, maybe if I could just speak about Clean Earth for a minute and Veolia, I think around transition and potential risk. I think it’s important that you understand that through this process Nick spoke about with lots of interest, we were very clear through that process that our Clean Earth dedicated GSC team is mission critical to everything we’re doing and think about we’re selling the company in kind of a mid-transition ourselves of systems, processes and how we want to run our business and that the buyers got that that’s part of the valuation is certainly how we’ve performed, but it’s also the vision of where we’d like to go as an organization. So specific to Veolia, what I’m very encouraged about as Veolia being the buyer and landing spot for Clean Earth is they were very impressed with our systems journey and our systems platform. They are also going through a similar transformation, I believe globally on their side, and at the highest levels of their organization; Nick and I have had conversations where they are excited to continue that journey. Now, does the ending place of One Clean Earth, does it look the same way after we bring the two companies together? Probably not. Because they want to incorporate some of their key systems and platforms, but the vision at this point is to continue to do everything we’re doing and we’re going to drive towards I believe Core and our One Clean Earth applications around Core, those are really going to be the front side of the North American combined Veolia-Clean Earth organization. I know we have a lot of GSC members that are intimately involved and you know we just rolled out the new wave over the weekend. So mission critical and I just wanted to share that we’re really excited and focused on the fact that it’s full steam ahead to continue our journey. As we can start to talk as a combined entity on integration, I think the ending point and the timeline will shift. But the whole Veolia team recognizes the amount of effort and work that we’ve been able to achieve in a short period of time. They’re going to want to continue to leverage that and that was the really the message I wanted to share and we’ve been again very clear that GSC is mission critical and Jeet and I have had discussions that we want to get to the other side of our Core journey and really it’s not just the systems, it’s the process of how we wanted to run the business and see a lot of opportunity as well to even potentially expand our GSC role post collapsing everything onto a single platform where we have a lot of commonality and process flow. So very bright future ahead for both sides of the organization, but just wanted to share a little bit of perspective early days on how we see the two companies being put together relative to some of the bigger areas where GSC supports this day-to-day.

Nicholas F. Grasberger: That’s great. Thanks, Jeff.

Jeffrey Beswick: Sure.

Jeetendra Chaware,: Thank you Jeff for those insights. Specifically coming with GSC part. They’re really, really very reassuring for the GSC team here who are working with Clean Earth.

Nicholas F. Grasberger: Yeah.

Jeffrey Beswick: Thank you, Jeet

Nicholas F. Grasberger: Blake, any other questions in the in the queue?Blake Jones: Yeah, Nick, there, there’s one more in the chat here. So just around 2026 plans and if there’s any plans around, you know, outside acquisitions of new businesses or exploring kind of other areas of business opportunities and how this acquisition affects plans moving forward?

Nicholas F. Grasberger: I think unlikely in 2026. 2026 will be the last year where these large rail contracts are a use of cash now, even though our debt burden will be quite low. In 2026, in New Enviri, it’s probably not the best time to be making acquisitions. That cash flow situation with Harsco Rail changes pretty dramatically in 2027. And I think we also need to give Russell, of course, along with Christophe and Gary and their teams time in 2026 to think about with a healthier capital structure and money to invest what might be appropriate for them? So I think it unlikely that we would make acquisitions in 2026.

Blake Jones: That was all from the from the chat, Nick.

Nicholas F. Grasberger: Yeah. OK. Well, again, I thank you all for joining and I wish you a good week. Bye.

Jeetendra Chaware: Thanks, Nick. Thanks, everyone.

Cautionary Statement Regarding Forward-Looking Statements

This communication and any documents referred to in this communication contain certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed acquisition of the Clean Earth business (“Clean Earth”) of Enviri Corporation would be acquired by Veolia Environnement S.A. (“Veolia”) and Enviri Corporation’s related spin-off of Harsco Environmental and Rail businesses of Enviri Corporation (“New Enviri”) (such acquisition and the related spin-off, the “Proposed Transaction”). Forward-looking statements contained herein could include, among other things, statements regarding the anticipated timing of the consummation of the Proposed Transaction; statements about management’s confidence in and strategies for performance of the New Enviri; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. These forward-looking statements generally are identified by the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend,” “target,” “contemplate,” “project,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (1) the occurrence of any event, change, or other circumstance that could give rise to the right of one or multiple of the parties to terminate the Agreements between Enviri Corporation and Veolia; (2) the possibility that the Proposed Transaction does not close when expected, or at all, because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis, or at all; (3) the possibility that the Proposed Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, including those resulting from the announcement, pendency or completion of the Proposed Transaction; (4) New Enviri’s ability to successfully enter into new contracts and complete new acquisitions, divestitures or strategic ventures in the time-frame contemplated, or at all; (5) New Enviri’s inability to comply with applicable environmental laws and regulations; (6) New Enviri’s inability to obtain, renew, or maintain compliance with their operating permits or license agreements; (7) New Enviri having a smaller size and more limited resources than Enviri Corporation; (8) the seasonal nature of New Enviri’s business; (9) risks caused by customer concentration, the fixed price and long-term customer contracts, especially those related to complex engineered equipment, and the competitive nature of the industries in which New Enviri will operate; (10) the outcome of any disputes with customers, contractors and subcontractors; (11) the financial condition of New Enviri’s customers, including the ability of customers (especially those that may be highly leveraged or have inadequate liquidity) to maintain their credit availability; (12) higher than expected claims under New Enviri’s insurance policies, or losses that are uninsurable or that exceed existing insurance coverage; (13) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (14) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; (15) New Enviri’s ability to attract and effectively retain key management and employees, including due to unanticipated changes to demand for New Enviri’s services, disruptions associated with labor disputes, and increased operating costs associated with union organizations; (16) New Enviri’s inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which New Enviri will operate; (17) failure to effectively prevent, detect or recover from breaches in New Enviri’s cybersecurity infrastructure; (18) changes in the worldwide business environment in which New Enviri operates, including changes in general economic and industry conditions and cyclical slowdowns impacting the steel and aluminum industries; (19) fluctuations in exchange rates between the U.S. dollar and other currencies in which New Enviri will conduct business; (20) unforeseen business disruptions in one or more of the many countries in which New Enviri will operate due to changes in economic conditions, changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards and amounts; (21) political instability, civil disobedience, armed hostilities, public health issues or other calamities; (22) liability for and implementation of environmental remediation matters; (23) product liability and warranty claims associated with the New Enviri’s operations; (24) New Enviri’s ability to comply with financial covenants and obligations to financial counterparties; (25) the outstanding indebtedness and exposure to derivative financial instruments to which New Enviri will be subject that may be impacted by, among other factors, changes in interest rates; (26) tax liabilities and changes in tax laws; (27) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in New Enviri’s pension plans and the accounting for pension assets, liabilities and expenses; (28) risk and uncertainty associated with intangible assets; and (29) the other risk factors listed from time to time in Enviri Corporation’s SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, “Risk Factors” of Enviri Corporation’s most recently filed Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. Enviri Corporation cautions that these factors may not be exhaustive and that many of these factors are beyond Enviri Corporation’s ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

All forward-looking statements attributable to Enviri Corporation or New Enviri, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made, and Enviri Corporation and New Enviri do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions, or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If Enviri Corporation or New Enviri updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.

Additional Information and Where to Find It

In connection with the Proposed Transaction, Enviri Corporation and New Enviri will be filing documents with the SEC, including preliminary and definitive proxy statements of Enviri Corporation relating to the Proposed Transaction and a registration statement relating to the shares of New Enviri. The definitive proxy statement will be mailed to Enviri Corporation’s shareholders in connection with the Proposed Transaction. This communication is not a substitute for the proxy statement, the registration statement or any other document that may be filed by Enviri Corporation or New Enviri with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at Enviri Corporation’s shareholder meeting to approve the Proposed Transaction should be made only on the basis of the information contained in Enviri Corporation’s proxy statement and documents incorporated by reference therein. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on Enviri Corporation’s website at www.enviri.com.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Enviri Corporation, its directors and certain of its respective executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Enviri Corporation in connection with the Proposed Transaction under the rules of the SEC. Information about the interests of the directors and executive officers of Enviri Corporation and other persons who may be deemed to be participants in the solicitation of proxies in connection with the Proposed Transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed with the SEC by Enviri Corporation related to the Proposed Transaction. Information about the directors and executive officers of Enviri Corporation and their ownership of shares of Enviri Corporation common stock and other securities of Enviri Corporation can be found in the sections entitled “Non-Employee Director Compensation”, “Share Ownership of Directors, Management and Certain Beneficial Owners”, “Compensation Discussion & Analysis”, “Discussion and Analysis of 2024 Compensation”, “Termination or Change of Control Arrangements” and “Equity Compensation Plan Information as of December 31, 2024” included in Enviri Corporation’s proxy statement in connection with its 2025 Annual Meeting of Stockholders, filed with the SEC on March 12, 2025; in the Form 3 and Form 4 statements of beneficial ownership and statements of changes in beneficial ownership filed with the SEC by Enviri Corporation’s directors and executive officers; and in other documents subsequently filed by Enviri Corporation with the SEC. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s web site at www.sec.gov or on Enviri Corporation’s website at www.enviri.com.